BINDING TERM SHEET FOR OPTION AND LICENSE ("TERM SHEET")

A. Transaction; License; Payments; Royalties:

Subject to the terms of the Yuhan License Agreement (as defined herein), Processa Pharmaceuticals, Inc. ("***Processa***") shall grant Intact Therapeutics ("***Intact***") an option right during the Standstill Period (as defined herein) to an exclusive, royalty bearing license in the Territory (as defined herein) in the Field (as defined herein), with the right to sublicense, to practice the Technology (as defined herein) to research, develop, make, have made, use, sell and import products including the Technology ("***Products***") in the Field of Use (as defined herein) ("***License***"), and Processa shall grant such License upon the Closing, at which time Processa has obtained payment of the Standstill Payment, the Standstill Extension Payment (if applicable), the Option Exercise Payment, and Intact is in good standing with respect to such payments that fall due at or prior to the Closing; and Processa shall receive the payments set forth below and herein; and Processa and Yuhan Corporation ("***Yuhan***"), an intended third party beneficiary, shall each be granted ownership interests in Intact in the percentages set forth below (the "***Transaction***").

Equity Stake:

Upon the Closing, Intact shall grant an irrevocable ownership interest totaling 7% of the issued equity distributed to Processa. and to Yuhan, as follows:

Processa: 3.5%
Yuhan: 3.5%

In addition to the granted ownership interests set above, the following payments shall be made to Processa:

Standstill Payment: Intact shall pay Processa a non-refundable fee of $20,000 ("***Standstill Payment***') upon execution of this Term Sheet ("***Term Sheet Execution Date***").

Option Exercise Payments: Intact shall pay Processa a minimum non-refundable fee of $1,000,000 within thirty (30) days of the Closing, and $1,500,000, within twelve months of the Closing, ("***Option Exercise Payment***").

Milestone Payments: Intact shall pay Processa the milestone payments set forth in Appendix A ("***Milestone Payments***").

Royalties: Intact shall pay Processa a twelve percent (12%) royalty rate on worldwide accrued annual net sales in the Territory of products developed or derived from the Technology, including, but, not limited to PCS 12852 (as defined herein), such royalty obligations will expire on the later of the last patent expiry date for any patent or pending patent application in respect of the Technology, or the commercial market launch of a generic product with substantial equivalence to any product derived from the Technology.

The Parties agree that they will structure the payments herein in a tax efficient manner for Processa and that any such structure will be subject to the mutual agreement of the Parties.

B. Standstill; Closing Conditions:

The Parties shall have one hundred twenty (120) days after the Term Sheet Execution Date to finish any remaining due diligence and to enter into the License Agreement ("***Standstill Period***"). During the Standstill Period, Processa may not initiate or engage in any licensing or partnering transaction discussions with any third parties that relate to PCS 12852 (as defined herein) ("***Standstill Restrictions***"). For the sake of clarity, the Standstill Restrictions do not apply to any discussions regarding mergers, company acquisitions and financings and other non-licensing or partnering transactions that do not solely relate to PCS 12852 (as defined herein) or relate to any back-up compounds or other compounds (as defined in Technology). For the sake of additional clarity, the Standstill Restrictions also do not apply to licensing or partnering discussions with any third parties relating solely to other drug products and technologies not related to PCS 12852, such as, but not limited to, PCS 499, PCS 6422, PCS 3117 and PCS 11T.

During the Standstill Period, Intact shall have the following obligations:

1. Confirm a target indication for PCS 12852; and
2. Develop a draft clinical study protocol for PCS 12852 (as defined herein) ("***Intact Standstill Obligations***").

Upon mutual agreement by the Parties and Intact paying $30,000 to Processa ("***Standstill Extension Payment***"), the Standstill Period may be extended for another one hundred twenty (120) days ("***Standstill Extension***"); provided that Intact is not in material breach of this Term Sheet.

If the Parties do not execute the License Agreement and Intact does not complete the Intact Standstill Obligations to Processa's reasonable satisfaction or otherwise violates the terms of this Term Sheet within the Standstill Period or Standstill Extension, this Term Sheet terminates, the Standstill Restrictions cease to apply and any and all rights granted in this Term Sheet and any License Agreement (as defined herein) automatically revert back to Processa.

The obligations of the Parties to complete the Transaction contemplated ("Closing"), on the "***Closing Date***" meaning the final day of the Standstill Period or earlier, herein will be subject, among other things, to the satisfaction of all of the following conditions (each a "***Closing Condition***" and, collectively "***Closing Conditions***"):

(i) negotiation, execution and delivery of the License Agreement (as defined herein);

(ii) receipt of all necessary governmental, board of directors, existing shareholder and third-party approvals;

(iii) representations and warranties are true and accurate as of the Closing Date; and

(iv) the Standstill Payment, and any other outstanding payments owed to Processa by Intact have been paid to and actually received by Processa.

C. Technology; Territory; Field of Use:

The "***Technology***" means the Patent Rights, other intellectual property, Regulatory Filings, and other discoveries, data, know-how and technical information, data and technical information owned or controlled by Processa that are directly and specifically related to: 1) PCS 12852; or 2) any back-up compounds or other compounds that may be licensed to Processa by Yuhan in the License Agreement By And Between Processa Pharmaceuticals, Inc. and Yuhan Corporation dated August 19, 2020 ("Yuhan License Agreement"), subject to terms of the Yuhan License Agreement or necessary for Intact to effectuate the intent of the License. ***"Patent Rights"*** means all patents and patent applications owned or controlled by Processa that are related to or are otherwise reasonably necessary for Intact to exploit the Technology in accordance with the license agreement into which it enters. "***Regulatory Filings***" means all regulatory filings owned or controlled by

Processa that relate to Technology, including any regulatory filing that Processa has a right to reference (including through a third-party) that relate to Technology. For the sake of clarity, Technology, Patent Rights and/or Regulatory Filings do not pertain to or include any of Processa's other technologies, drug product candidates, and assets outside of PCS 12852, such as, but, not limited to, its oncology drug product candidates ("***Excluded Products***").

The "***Territory***" shall be worldwide, excluding the Republic of Korea (South Korea).

The "***Field of Use***" shall mean the diagnosis, treatment and prevention of medical conditions and diseases in humans.

D. Services:

During the Standstill Period, and during the period until the Option Exercise Payment becomes due, Processa will provide (at no cost to Intact) reasonable support with clinical and regulatory planning up to 0.4 FTE where relevant to the Technology. If the support requested by Intact exceeds 0.4 FTE, in Processa's reasonable estimation, the Parties shall negotiate in good faith the costs for the additional work. Nonetheless, after the Option Exercise Payment, subject to Intact and Processa entering into separate agreements (with mutually agreed upon terms and costs/fees), Processa shall provide mutually agreed upon support and consultation services.

E. Financing Obligation; Reversion Rights:

Intact shall raise a total of at least $10 million in equity financing for the further development of the Technology ("***Financing Obligation***") during the Standstill Period or Standstill Extension. If Intact does not achieve the Financing Obligation within the Standstill Period or Standstill Extension Period, there will be no obligation for either Party to enter into a License Agreement, and the Term Sheet and License Agreement shall terminate and all granted rights to PCS 12852 and any other rights granted under this Term Sheet and License Agreement shall revert back to Processa.

F. Intact Responsibilities; Joint Steering Committee:

After the Closing Date, as between Processa and Intact, Intact assumes responsibility for all efforts and costs associated with the development, manufacture and marketing of the Technology and Products.

Development of PCS 12852 and any Products shall be overseen by a Joint Steering Committee ("***JSC***") and additional

subcommittees if created by the JSC, as described in more detail in the License Agreement, and would cover research, development, manufacturing, trial protocols, regulatory matters, publications, and other similar matters. The JSC and any subcommittee shall have equal representation from both Intact and Processa. The JSC would operate by consensus. Any escalation and final decision-making processes shall be mutually agreed upon and set forth in more detail in in the License Agreement.

G. Patent Prosecution and Fees:

After the Closing Date, as between Processa and Intact, Intact will assume one hundred percent (100%) responsibility and payment of any costs and fees for prosecution and maintenance of Patent Rights, including, but notwithstanding, any patents (and corresponding patent applications) covering Technology and Products.

H. Confidentiality:

Each of the Parties agree that any confidential information of the other party received in the course of performance under this Term Sheet shall be subject to that certain Confidentiality Agreement, dated April 11, 2024, between Intact and Processa (“***Confidentiality Agreement***”). Without limiting the generality of the foregoing, all parties shall keep confidential the terms and details of this Term Sheet until the definitive agreements for the exclusive license have been executed; provided that a Party may disclose such information to the extent reasonably necessary to comply with any applicable laws, rules and regulations, including SEC rules and regulations and the rules of the stock exchange upon which a party’s shares are traded. In addition, Processa or Intact may disclose terms and details of the Term Sheet to its agents, consultants, accountants, attorneys and other advisors, to potential investors subject to confidentiality obligations, and in a press release (“***Press Release***”) approved in advance by the other Party, and such approval shall not be unreasonably withheld, conditioned or delayed.

This Term Sheet should only be discussed by and between the senior officers, members of the board of directors of the Parties and others as necessary to accomplish the objectives of this Term Sheet. All such individuals shall be subject to obligations of confidentiality.

I. Expenses

Each of the Parties shall be responsible for and bear its own expenses related to the actions necessary to negotiate and execute the definitive agreements contemplated hereby.

J. Due Diligence	Subject to the confidentiality provisions herein (as set forth in Section H), each Party will provide access, as reasonably necessary, to its management, consultants, accountants, advisors and all other representatives, and to all their respective properties, clinical, scientific, operating and financial data, records, agreements and other information requested by the other Party that are solely related to the Transaction. For the sake of clarify, if the results of diligence are not to the reasonable satisfaction of either Party, then there will be no obligation for either Party to enter into a License Agreement.
K. Governing Law; Entire Agreement:	This Term Sheet shall be governed by the laws of Delaware, without regard to its or any other jurisdiction's conflicts of laws principles. For purposes of this Term Sheet, it shall be deemed to have been executed in Delaware. This Term Sheet supersedes all prior discussions and writings and constitutes, with the Confidentiality Agreement, the entire agreement between the Parties with respect to the subject matter hereof. No waiver or modification of this Term Sheet will be binding upon either Party unless made in writing and signed by a duly authorized representative of such Party, and no failure or delay in enforcing any right will be deemed a waiver. In addition, this Term Sheet may be executed in two or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Facsimile and pdf signatures shall have the same legal effect as original signatures.
L. Dispute Resolution:	Any controversy, conflict or dispute of any nature arising out of or relating to this Term Sheet and the transaction contemplated herein will be settled exclusively and finally by arbitration governed by ICC rules carried out in Delaware, Intact will select one arbitrator to represent it, and Processa will select one arbitrator to represent it, and the two arbitrators together will select a third arbitrator for the proceedings.
M. Intentions of the Parties:	The Parties acknowledge and agree that this Term Sheet is a binding term sheet and shall constitute an obligation for the Parties to enter into a transaction consistent with the terms set forth herein. The Parties further acknowledge and agree that this Term Sheet does not contain all matters upon which agreement must be reached for the Transaction to be consummated. The Parties shall negotiate in good faith the definitive agreements to consummate such a transaction as promptly as possible.

If the Parties are unable to agree on the terms and conditions of the License Agreement (other than those set forth herein) within thirty (30) days after the Anticipated Agreement Effective Date set forth in Section N (License Agreement), such terms and conditions shall be determined through binding arbitration in accordance with Section L (Dispute Resolution).

N. License Agreement:

The Parties agree to negotiate in good faith to enter into definitive transaction documents (***"License Agreements"***) with respect to the subject matter set forth herein and otherwise consistent with this Binding Term Sheet"), with an anticipated signing on or prior to August 11th, 2025 ("***Anticipated Agreement Effective Date***"). The License Agreement will contain customary definitions, representations, warranties and covenants.

O. Transferability

Prior to Closing, and subject to agreement by both Parties, Intact shall have the right to assign, transfer, or otherwise convey any or all of its rights and obligations under this Term Sheet to any third party (the "Transferee"), without the need for the Holder or the Transferee to pay any additional fees, royalties, or other consideration to Processa or any other party, provided the third party is reasonably acceptable to Processa, has achieved (either itself or through a legal and compliant transfer of rights and/or money/capital from Intact) all obligations required to have been completed prior to Closing and Closing Conditions (including, but, not limited to, payment of any amounts owed under this Term Sheet prior to Closing), and has agreed to assume all obligations in this Term Sheet and License Agreements.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Term Sheet by their duly authorized representatives, effective as of June 11th, 2025 (the "***Effective Date***").

PROCESSA PHARMACEUTICALS, INC.	**INTACT THERAPEUTICS**
Signed by: [signature] 2AB8AC05FF40412...	DocuSigned by: [signature] 5BE1AE43BB9A445...
Signature	*Signature*
George Ng	**Ravinder Pamnani**
Chief Executive Officer	**Chief Executive Officer**
13 June 2025	**13 June 2025**

EXHIBIT A

Milestones, Milestone Payments & Royalties

Development and Regulatory Milestones

Milestone	Milestone Payment
First Patient Dosed in Next Clinical Study	$500,000
Last Patient Dosed in Next Clinical Study	$500,000
First Patient Dosed in Phase 3 trial	$2,000,000
Last Patient Dosed in Phase 3 trial	$2,000,000
1st NDA approval	$4,000,000
2nd NDA approval	$4,000,000
1st Ex-US approval	$4,000,000
2nd Ex-US approval	$3,000,000

Commercial milestones

Worldwide Annual Accrued Net Sales	Milestone Payment
≥ $50M	$2,500,000
≥ $100M	$5,000,000
≥ $250M	$12,500,000
≥ $500M	$25,000,000
≥ $750M	$37,500,000
≥ $1 Billion	$50,000,000
≥ $2 Billion	$100,000,000
≥ $5 Billion	$200,000,000